Exhibit 99.2

Joint Filer Information

Name:	Jason F. Hughes

Address:	1485 East Valley Road, Suite H
Santa Barbara, CA 93108

Designated Filer:	IGSB – Karan I, LLC

Issuer & Ticker Symbol:	Impac Medical Systems, Inc. – IMPC

Date of Event Requiring Statement: February 6, 2004

Signature:	/s/ Jason F. Hughes
Reporting Person